Exhibit 10.7

SECURITY AGREEMENT
(Domestic Revolving Line of Credit)

1. THE SECURITY.  The undersigned GSE Systems, Inc. and GSE Power Systems, Inc. (collectively, the "Pledgor") hereby assign and grant to Bank of America, N.A. (the "Bank") a security interest in their respective property described as follows, whether now owned or hereafter acquired ("Collateral"):

(a) All accounts, contract rights, chattel paper, instruments, deposit accounts, letter of credit rights, payment intangibles and general intangibles, including all amounts due to the Pledgor from a factor; rights to payment of money from the Bank under any Swap Contract (as defined in Paragraph 2 below); and all returned or repossessed goods which, on sale or lease, resulted in an account or chattel paper.

(b) All inventory, including all materials, work in process and finished goods.

(c) All machinery, furniture, fixtures and other equipment of every type now owned or hereafter acquired by the Pledgor.

(d) All of the Pledgor’s deposit accounts with the Bank. The Collateral shall include any renewals or rollovers of the deposit accounts, any successor accounts, and any general intangibles and choses in action arising therefrom or related thereto.

(e) All instruments, notes, chattel paper, documents, certificates of deposit, securities and investment property of every type.  The Collateral shall include all liens, security agreements, leases and other contracts securing or otherwise relating to the foregoing.

(f) All general intangibles, including, but not limited to, (i) all patents, and all unpatented or unpatentable inventions; (ii) all trademarks, service marks, and trade names; (iii) all copyrights and literary rights; (iv) all computer software programs; (v) all mask works of semiconductor chip products; (vi) all trade secrets, proprietary information, customer lists, manufacturing, engineering and production plans, drawings, specifications, processes and systems.  The Collateral shall include all goodwill connected with or symbolized by any of such general intangibles; all contract rights, documents, applications, licenses, materials and other matters related to such general intangibles; all tangible property embodying or incorporating any such general intangibles; and all chattel paper and instruments relating to such general intangibles.

(g) All negotiable and nonnegotiable documents of title covering any Collateral.

(h) All accessions, attachments and other additions to the Collateral, and all tools, parts and equipment used in connection with the Collateral.

(i) All substitutes or replacements for any Collateral, all cash or non-cash proceeds, product, rents and profits of any Collateral, all income, benefits and property receivable on account of the Collateral, all rights under warranties and insurance contracts, letters of credit, guaranties or other supporting obligations covering the Collateral, and any causes of action relating to the Collateral.

(j) All books and records pertaining to any Collateral, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory ("Books and Records").

(k) All present and future property encompassed by the category described as commercial tort claims, as defined in the Uniform Commercial Code (“Commercial Tort Claims”).

2. INDEBTEDNESS.

(a)  The Collateral secures all Indebtedness of the Pledgor to the Bank.  Each party obligated under any Indebtedness is referred to in this Agreement as a “Debtor.” "Indebtedness" means, with respect to that certain $1,500,000 domestic revolving line of credit arising under that certain Loan Agreement (Domestic Revolving Line of Credit) (the “Loan Agreement”) and related agreements, documents and instruments entered into between Bank and Pledgor as of even date herewith, as now in effect and as amended, renewed or restated in the future, all debts, obligations or liabilities now or hereafter existing, absolute or contingent of the Debtor or any one or more of them to the Bank, whether voluntary or involuntary, whether due or not due, or whether incurred directly or indirectly or acquired by the Bank by assignment or otherwise.  Indebtedness shall include, without limitation, all obligations of the Debtor arising under any Swap Contract. “Swap Contract” means any interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, securities puts, calls, collars, options or forwards or any combination of, or option with respect to, these or similar transactions now or hereafter entered into between the Debtor and the Bank.

(b)  In addition to the Collateral described above, any other personal property collateral described in any security agreement now or hereafter entered into between Debtor and Bank (the “Additional Collateral”) shall also secure the Indebtedness; provided, however, that to the extent the Additional Collateral secures any present or future obligations of Debtor to Bank that are not guaranteed by the Export-Import Bank of the United States under its Working Capital Guarantee Program (the “Non-Ex-Im Bank Obligations”), the Additional Collateral shall be applied first to the satisfaction of the Non-Ex-Im Bank Obligations and the balance, if any, to the Indebtedness.

3. PLEDGOR'S COVENANTS.  The Pledgor represents, covenants and warrants that unless compliance is waived by the Bank in writing:

(a) Pledgor shall execute any and all such documents as the Bank may request, including without limitation, financing statements pursuant to the Uniform Commercial Code in the jurisdiction in which the Collateral is located or in which Borrower resides or is formed or organized, as applicable (the “Uniform Commercial Code”) to preserve and maintain the priority of the lien created hereby on the Collateral, and shall pay to the Bank on demand any expenses incurred by the Bank in connection with the preparation, execution and filing of any such documents.  Said financing statements shall be filed in such offices as the Bank deems advisable under the Uniform Commercial Code.  Pledgor hereby authorizes the Bank to file all financing statements, refilings, continuations and amendments thereof as the Bank deems necessary or advisable to create, preserve and protect said lien and security interest.  Pledgor shall cooperate with the Bank in obtaining control of deposit accounts, letter of credit rights and any other Collateral for which control is necessary for perfection under the Uniform Commercial Code.

(b) The Pledgor will properly preserve the Collateral; defend the Collateral against any adverse claims and demands; and keep accurate Books and Records.

(c) The Pledgor's chief executive office is located, in the state specified on the signature page hereof.  In addition, the Pledgor is incorporated in or organized under the laws of the state specified on such signature page.  The Pledgor shall give the Bank at least thirty (30) days notice before changing its chief executive office or state of incorporation or organization.  The Pledgor will notify the Bank in writing prior to any change in the location of any Collateral, including the Books and Records.

(d) The Pledgor will notify the Bank in writing prior to any change in the Pledgor's name, identity or business structure.

(e) Unless otherwise agreed, the Pledgor has not granted and will not grant any security interest in any of the Collateral except to the Bank, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature except the security interest of the Bank.

(f) The Pledgor will promptly notify the Bank in writing of any event which affects the value of the Collateral, the ability of the Pledgor or the Bank to dispose of the Collateral, or the rights and remedies of the Bank in relation thereto, including, but not limited to, the levy of any legal process against any Collateral and the adoption of any marketing order, arrangement or procedure affecting the Collateral, whether governmental or otherwise.

(g) The Pledgor shall pay all costs necessary to preserve, defend, enforce and collect the Collateral, including but not limited to taxes, assessments, insurance premiums, repairs, rent, storage costs and expenses of sales, and any costs to perfect the Bank’s security interest (collectively, the “Collateral Costs”).  Without waiving the Pledgor's default for failure to make any such payment, the Bank at its option may pay any such Collateral Costs, and discharge encumbrances on the Collateral, and such Collateral Costs payments shall be a part of the Indebtedness and bear interest at the rate set out in the Indebtedness.  The Pledgor agrees to reimburse the Bank on demand for any Collateral Costs so incurred.

(h) Until the Bank exercises its rights to make collection, the Pledgor will diligently collect all Collateral.

(i) If any Collateral is or becomes the subject of any registration certificate, certificate of deposit or negotiable document of title, including any warehouse receipt or bill of lading, the Pledgor shall immediately deliver such document to the Bank, together with any necessary endorsements.

(j) The Pledgor will not sell, lease, agree to sell or lease, or otherwise dispose of any Collateral except with the prior written consent of the Bank; provided, however, that the Pledgor may sell inventory in the ordinary course of business.

(k) The Pledgor will maintain and keep in force insurance covering the Collateral against fire and extended coverages (including without limitation windstorm coverage, and hurricane coverage as applicable), to the extent that any Collateral is of a type which can be so insured.  Such insurance shall require losses to be paid on a replacement cost basis, be issued by insurance companies acceptable to the Bank and include a loss payable endorsement in favor of the Bank in a form acceptable to the Bank.  Upon the request of the Bank, the Pledgor will deliver to the bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

(l) The Pledgor will not attach any Collateral to any real property or fixture in a manner which might cause such Collateral to become a part thereof unless the Pledgor first obtains the written consent of any owner, holder of any lien on the real property or fixture, or other person having an interest in such property to the removal by the Bank of the Collateral from such real property or fixture.  Such written consent shall be in form and substance acceptable to the Bank and shall provide that the Bank has no liability to such owner, holder of any lien, or any other person.

(m) The Pledgor shall not withdraw funds from any deposit account which is part of the Collateral without the Bank's prior written consent.  The Pledgor agrees that, upon maturity of any deposit account with a maturity date, such deposit account shall be renewed at the Bank’s then prevailing rate of interest for successive ninety (90) day periods (or such other time period as may be agreed by the Bank and the Pledgor).  Notwithstanding the Bank's security interest in the proceeds of the deposit accounts, the Bank will continue to pay to the Pledgor interest accruing thereunder until the occurrence of a default under this Agreement.

(n) Exhibit A to this Agreement is a complete list of all patents, trademark and service mark registrations, copyright registrations, mask work registrations, and all applications therefor, in which the Pledgor has any right, title, or interest, throughout the world.  To the extent required by the Bank in its discretion, the Pledgor will promptly notify the Bank of any acquisition (by adoption and use, purchase, license or otherwise) of any patent, trademark or service mark registration, copyright registration, mask work registration, and applications therefor, and unregistered trademarks and service marks and copyrights, throughout the world, which are granted or filed or acquired after the date hereof or which are not listed on the Exhibit.  The Pledgor authorizes the Bank, without notice to the Pledgor, to modify this Agreement by amending the Exhibit to include any such Collateral.

(o) The Pledgor will, at its expense, diligently prosecute all patent, trademark or service mark or copyright applications pending on or after the date hereof, will maintain in effect all issued patents and will renew all trademark and service mark registrations, including payment of any and all maintenance and renewal fees relating thereto, except for such patents, service marks and trademarks that are being sold, donated or abandoned by the Pledgor pursuant to the terms of its intellectual property management program.  The Pledgor also will promptly make application on any patentable but unpatented inventions, registerable but unregistered trademarks and service marks, and copyrightable but uncopyrighted works.  The Pledgor will at its expense protect and defend all rights in the Collateral against any material claims and demands of all persons other than the Bank and will, at its expense, enforce all rights in the Collateral against any and all infringers of the Collateral where such infringement would materially impair the value or use of the Collateral to the Pledgor or the Bank.  The Pledgor will not license or transfer any of the Collateral, except for such licenses as are customary in the ordinary course of the Pledgor's business, or except with the Bank's prior written consent.

4. ADDITIONAL OPTIONAL REQUIREMENTS.  The Pledgor agrees that the Bank may at its option at any time, whether or not the Pledgor is in default:

(a) Require the Pledgor to deliver to the Bank (i) copies of or extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral.

(b) Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located.

(c) Require the Pledgor to deliver to the Bank any instruments, chattel paper or letters of credit which are part of the Collateral, and to assign to the Bank the proceeds of any such letters of credit.

(d) Notify any account debtors, any buyers of the Collateral, or any other persons of the Bank's interest in the Collateral.

5. DEFAULTS.  Any one or more of the following shall be a default hereunder:

(a) Any Indebtedness is not paid when due, or any default occurs under any agreement relating to the Indebtedness, after giving effect to any applicable grace or cure periods.

(b) The Pledgor breaches any term, provision, warranty or representation under this Agreement, or under any other obligation of the Pledgor to the Bank, and such breach remains uncured after any applicable cure period.

(c) The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in the Collateral.

(d) Any custodian, receiver or trustee is appointed to take possession, custody or control of all or a substantial portion of the property of the Pledgor or of any guarantor or other party obligated under any Indebtedness.

(e) The Pledgor or any guarantor or other party obligated under any Indebtedness becomes insolvent, or is generally not paying or admits in writing its inability to pay its debts as they become due, fails in business, makes a general assignment for the benefit of creditors, dies, or commences any case, proceeding or other action under any bankruptcy or other law for the relief of, or relating to, debtors.

(f) Any case, proceeding or other action is commenced against the Pledgor or any guarantor or other party obligated under any Indebtedness under any bankruptcy or other law for the relief of, or relating to, debtors.

(g) Any involuntary lien of any kind or character attaches to any Collateral, except for liens for taxes not yet due.

(h) The Pledgor has given the Bank any false or misleading information or representations.

6. BANK'S REMEDIES AFTER DEFAULT.  In the event of any default, the Bank may do any one or more of the following, to the extent permitted by law:

(a) Declare any Indebtedness immediately due and payable, without notice or demand.

(b) Enforce the security interest given hereunder pursuant to the Uniform Commercial Code and any other applicable law.

(c) Enforce the security interest of the Bank in any deposit account of the Pledgor maintained with the Bank by applying such account to the Indebtedness.

(d) Require the Pledgor to obtain the Bank's prior written consent to any sale, lease, agreement to sell or lease, or other disposition of any Collateral consisting of inventory.

(e) Require the Pledgor to segregate all collections and proceeds of the Collateral so that they are capable of identification and deliver daily such collections and proceeds to the Bank in kind.

(f) Require the Pledgor to direct all account debtors to forward all payments and proceeds of the Collateral to a post office box under the Bank's exclusive control.

(g) Require the Pledgor to assemble the Collateral, including the Books and Records, and make them available to the Bank at a place designated by the Bank.

(h) Enter upon the property where any Collateral, including any Books and Records, are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of the Pledgor's equipment, if the Bank deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.

(i) Demand and collect any payments on and proceeds of the Collateral.  In connection therewith the Pledgor irrevocably authorizes the Bank to endorse or sign the Pledgor's name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to the Pledgor and remove therefrom any payments and proceeds of the Collateral.

(j) Grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to the Pledgor.

(k) Use or transfer any of the Pledgor's rights and interests in any Intellectual Property now owned or hereafter acquired by the Pledgor, if the Bank deems such use or transfer necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.  The Pledgor agrees that any such use or transfer shall be without any additional consideration to the Pledgor.  As used in this paragraph, "Intellectual Property" includes, but is not limited to, all trade secrets, computer software, service marks, trademarks, trade names, trade styles, copyrights, patents, applications for any of the foregoing, customer lists, working drawings, instructional manuals, and rights in processes for technical manufacturing, packaging and labeling, in which the Pledgor has any right or interest, whether by ownership, license, contract or otherwise.

(l) Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral.  The Pledgor hereby consents to the appointment of such a receiver and agrees not to oppose any such appointment.

(m) Take such measures as the Bank may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and the Pledgor hereby irrevocably constitutes and appoints the Bank as the Pledgor's attorney-in-fact to perform all acts and execute all documents in connection therewith.

(n) Without notice or demand to the Pledgor, set off and apply against any and all of the Indebtedness any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness, at any time held or owing by the Bank or any of the Bank's agents or affiliates to or for the credit of the account of the Pledgor or any guarantor or endorser of the Pledgor's Indebtedness.

(o) Exercise any other remedies available to the Bank at law or in equity.

7. Consent to Jurisdiction.  TO INDUCE THE BANK TO ACCEPT THIS AGREEMENT, THE PLEDGOR IRREVOCABLY AGREES THAT, SUBJECT TO THE BANK’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN STATE OR FEDERAL COURT HAVING SITUS IN BALTIMORE, MARYLAND.  THE PLEDGOR HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN BALTIMORE, MARYLAND, WAIVES PERSONAL SERVICE OF PROCESS UPON THE PLEDGOR, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO THE PLEDGOR AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.  IN ADDITION, THE PLEDGOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY DEFENSE ASSERTING AN INCONVENIENT FORUM IN CONNECTION THEREWITH.

8. Waiver of Jury Trial.  THE PLEDGOR AND THE BANK EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (B) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.  THE PLEDGOR AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST THE BANK OR ANY OTHER PERSON INDEMNIFIED UNDER THIS AGREEMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

9. MISCELLANEOUS.

(a) Any waiver, express or implied, of any provision hereunder and any delay or failure by the Bank to enforce any provision shall not preclude the Bank from enforcing any such provision thereafter.

(b) The Pledgor shall, at the request of the Bank, execute such other agreements, documents, instruments, or financing statements in connection with this Agreement as the Bank may reasonably deem necessary.

(c) All notes, security agreements, subordination agreements and other documents executed by the Pledgor or furnished to the Bank in connection with this Agreement must be in form and substance satisfactory to the Bank.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.  To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

(e) All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.  Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

(f) All terms not defined herein are used as set forth in the Uniform Commercial Code.

(g) In the event of any action by the Bank to enforce this Agreement or to protect the security interest of the Bank in the Collateral, or to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, the Pledgor agrees to pay immediately the costs and expenses thereof, together with reasonable attorneys' fees and allocated costs for in-house legal services to the extent permitted by law.

(h) In the event the Bank seeks to take possession of any or all of the Collateral by judicial process, the Pledgor hereby irrevocably waives any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.

(i) This Agreement shall constitute a continuing agreement, applying to all future as well as existing transactions, whether or not of the character contemplated at the date of this Agreement, and if all transactions between the Bank and the Pledgor shall be closed at any time, shall be equally applicable to any new transactions thereafter.

(j) The Bank's rights hereunder shall inure to the benefit of its successors and assigns.  In the event of any assignment or transfer by the Bank of any of the Indebtedness or the Collateral, the Bank thereafter shall be fully discharged from any responsibility with respect to the Collateral so assigned or transferred, but the Bank shall retain all rights and powers hereby given with respect to any of the Indebtedness or the Collateral not so assigned or transferred.  All representations, warranties and agreements of the Pledgor if more than one are joint and several and all shall be binding upon the personal representatives, heirs, successors and assigns of the Pledgor.

10. FINAL AGREEMENT.  BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT:  (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[Signatures on next page.]

The parties executed this Agreement as of March 28, 2008, intending to create an instrument executed under seal.

Bank of America, N.A.	GSE Systems, Inc.
By: /s/ Kevin Mahon Kevin Mahon Senior Vice President	By: /s/ Jeffery Hough (Seal) Jeffery Hough Chief Financial Officer

GSE Power Systems, Inc.
By: /s/ Jeffery Hough (Seal) Jeffery Hough Chief Financial Officer

Address where notices to the Bank are to be sent:	Address where notices to the Borrower are to be sent:
100 South Charles Street, 2nd Floor Baltimore, Maryland 21201 Facsimile:	7133 Rutherford Road, Suite 200 Baltimore, Maryland 21244 Telephone: Facsimile:

GSE Systems, Inc. and GSE Power Systems, Inc.
Chief executive office:
7133 Rutherford Rd., Suite 200
Baltimore, MD 21244

GSE Systems, Inc. and GSE Power Systems, Inc.
State of incorporation or organization:

Delaware

Exhibit A

Intellectual Property
	TRADEMARKS
Trademark	Registration Number	Owner
Registration
D/3	2,436,421	GSE Systems, Inc.
D/3 Manager Stylized	2,803,881	GSE Systems, Inc.
ESMART	2,784,856	GSE Systems, Inc.
Facets GSE Systems	2,4 72,790	GSE Systems, Inc.
Services & Support & Design
GAARDS	2,789,627	GSE Systems, Inc.
GSE Systems	2,220,635	GSE Systems, Inc.
GSE Systems	2,124,458	GSE Systems, Inc.
GSE Systems & Designs	2,145,529	GSE Systems, Inc.
SABL	2,438,096	GSE Systems, Inc.
Simsuite Pro	2,777,658	GSE Systems, Inc.
Smarttutor	2,776,533	GSE Systems, Inc.
Strata	2,472,791	GSE Systems, Inc.
Totalvision	2,430,921	GSE Systems, Inc.
Remits-Real-Time	3,182,498	GSE Systems, Inc.
Emergency management
Interactive Training System
Opensim	2,723,506	GSE Power Systems, Inc.
Retact	1,671,660	GSE Power Systems, Inc.
Thor	2,709,265	GSE Power Systems, Inc.
Openexec	3,195,315	GSE Power Systems, Inc.
Simexec	3,216,973	GSE Power Systems, Inc.

		PATENTS
Patent Title	Patent Number	Owner Name	Inventor Name
Real Time Analysis	5,225,147	General Physics International	Lin, Eric K.; Lin, James
Of Light Water Core		Engineering & Simulation, Inc.
Neutronics
Real-Time Analysis	5,619,433	General Physics International	Wang, Guan-Hwa;
Of Power Plant		Engineering & Simulation, Inc	Zen-Yow; Lein,
Thennohydraulic Phenomena			Horngshyang
Computer Implemented	5,726,914	GSE Systems, Inc.	Janovski, Joseph;
Process And Computer			Offutt, Pamela Y.;
Architecture For			Manthey; Bruce E.;
Perfonnance Analysis			Huff, Wayne L.;
			Biggs, Philip A.
System And A Method	4,568,288	The Singer Company	Patteson, Michael W.
To Visually Simulate
Subsystems In A Fossil
Fuel Power Plant Simulator
Digital Display Data	4,120,028	The Singer Company	Membrino, Robert J.; Gaughan,
Processor			John C.